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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                               February 21, 2000
                Date of Report (Date of earliest event reported)



                             U.S. Technologies Inc.
               (Exact name of Registrant as Specified in Charter)


      Delaware                       0-15960                    73-1284747
   (State or Other                 (Commission                (IRS Employer
   Jurisdiction of                 File Number)            Identification No.)
    Incorporation)



         2001 Pennsylvania Avenue, NW, Suite 675, Washington, DC 20006
          (Address of principal executive offices including zip code)



                                 (202) 466-3100
              (Registrant's telephone number, including area code)



                                 Not applicable
             (Former name or address, if changed since last report)
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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.       OTHER EVENTS.

         On February 22, 2000, U.S. Technologies Inc., a Delaware corporation, issued the following press release:

         U.S. Technologies, Inc. (OTC Bulletin Board: USXX) announced today that it has reached a definitive agreement to acquire E2Enet, Inc., an internet company incubator, for convertible preferred stock. Privately held E2Enet has made early stage investments in several development stage business-to-business
(B2B) and business-to-consumer (B2C) e-commerce businesses. The E2Enet acquisition is expected to close in mid-April once all closing conditions have been satisfied.

U.S. Technologies will acquire E2Enet's stock and assume its liabilities in exchange for U.S. Technologies securities. Initially, shares of a new voting Series B mandatorily convertible preferred stock will be issued with a stated liquidation preference aggregating $11.2 million. Those shares will eventually be converted into 56 million shares of common stock.

"We are excited about the potential transition of U.S. Technologies to include an Internet incubator company modeled after other public companies that successfully invest in and build strategic alliances involving new Internet technologies and businesses," said Gregory Earls, Co-Chairman and Co-Chief Executive Officer of U.S. Technologies. "The acquisition of E2Enet's internet company portfolio will be U.S. Technologies first step towards further developing several promising e-commerce companies and internet infrastructure technologies. The E2Enet acquisition will provide a platform to invest in e-commerce, particularly the burgeoning B2B commerce arena," said Mr. Earls.

E2Enet has various interests in several development stage internet e-commerce companies. These interests include:

-- Buyline.net, Inc., a developer of B2B e-commerce applications. Buyline is developing a proprietary Internet software program designed to be a universal platform for entry-level B2B e-commerce, linking buyers and sellers. Buyline's application of RFP/RFQ technology (Request for Proposal/Request for Quotation) will be used in a full range of on-line advertising, on Internet based directories, and commercial web sites.

-- VIPRO Corporation (www.vipro.com), an Internet surety company. Vipro provides repair guarantees against viruses that harm computers. The Company has e-commerce relationships with a leading internet utility company, a credit card association, one of the



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largest warranty claims administrators in the world and over 170 internet service providers (ISP's).

-- Urban Box Office Network, Inc. (www.ubo.net), a developer of networked multi-media web sites that will provide e-commerce services to participants interested in urban culture, information, entertainment and products.

-- OneMade, Inc.(www.onemade.com), a developer of an e-commerce community that will serve participants in the arts, crafts, and hobby industries. OneMade will connect wholesalers, retailers, consumers and artists in this $36 billion category.

-- bluemercury, Inc. (www.bluemercury.com), a fully enabled e-commerce site for upscale female cosmetic products and accessories. The company intends to pursue a "clicks and bricks" strategy by acquiring high-end cosmetic specialty retailers.

-- MEI Software Systems, Inc., a provider of customized software systems to manage the databases of trade associations, professional associations, fund-raising organizations and chambers of commerce.

U.S. Technologies also announced that it will expand its Board of Directors in connection with closing the E2E acquisition. The new directors will also stand for election at the Company's next annual meeting. These directors are:

-- General Alexander M. Haig, Jr., former Secretary of State and White House Chief of Staff. General Haig is a member of the Board of Directors of America Online, Inc., MGM Grand, Inc., Metro-Goldwyn-Mayer, Inc., Intereneuron Pharmaceuticals and Preferred Employers Holdings, Inc.

-- Sen. George J. Mitchell, former Senator from Maine and Senate Majority Leader. Sen. Mitchell is a member of the Board of Directors of Federal Express Corporation, Walt Disney Company, Xerox Corporation, UNUM Corporation, KTI, Inc, and Staples.

-- Hon. William H. Webster, former Director of both the FBI and CIA. Judge Webster is a senior partner at the law firm of Milbank, Tweed, Hadley & McCloy and an Advisory Director at publicly-traded Anheuser Busch.

-- Rick Rickertsen, partner at Thayer Capital, a leading investment management firm headquartered in Washington, D.C. Mr. Rickertsen leads Thayer's information technology practice and serves as Chairman of the Board of publicly-traded Software AG Systems. Mr. Rickertsen is also a director of publicly-traded EPLUS and Global Vacation Group.

-- Hal Wilson and Peter Schiff, Managing Directors of Northwood Ventures LLC and Northwood Capital Partners LLC ("Northwood"), a



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venture capital investment firm headquartered in New York. Northwood is the largest investor in E2Enet, Inc.

"We are pleased that this outstanding slate of director nominees have agreed to join our Board. The broad experience of these new directors in the internet, investment management, corporate and public arenas will help U.S. Technologies manage and develop its existing portfolio of companies and to capitalize on new investment opportunities in the B2B and B2C sectors," said Mr. Earls.

U.S. Technologies also announced that it will commence raising at least $6.25 million of additional capital through private placements. The new funding will include at least $5.0 million of a new Series C preferred stock that would eventually be converted into common stock at $0.90 per common share. $1.25 million of additional shares of Series A preferred stock will also be acquired by USV Partners, which is presently the Company's largest shareholder. USV Partners is an affiliate of Mr. Earls. The new funds will be used primarily to finance additional investments in new and existing internet businesses that focus on B2B commerce, and payment of costs incurred and liabilities assumed in connection with the E2E acquisition and related business transactions. Completion of these private placement offerings is a condition to closing the E2Enet acquisition.

U.S. Technologies currently has approximately 28.7 million shares of common stock outstanding. It would have approximately 73 million common shares outstanding on a fully diluted basis assuming conversion of existing preferred stock but prior to the proposed E2E acquisition and the private placement offerings. U.S. Technologies, Inc. stock trades on the Nasdaq OTC Bulletin Board under the symbol "USXX."

Following a closing of the E2E acquisition, U.S. Technologies intends to call a meeting of its stockholders for the purpose of amending the Company's charter. The amendment will authorize additional shares of common stock, which is necessary to permit conversion to common stock of all of its preferred stock including those shares issued in connection with the E2E acquisition and related financings. Once that amendment is effective, all of the Series B preferred shares issued to acquire E2Enet and the Series C preferred shares in the new financing would be converted automatically into common stock. The Company intends to have the meeting by this summer once necessary disclosure materials and required financial information can be prepared and released.

U.S. Technologies is currently an outsourcing company providing services to other businesses. The Company performs its services utilizing prison labor under the Prison Industry Enhancement (PIE) Program, which was designed to place inmates in a realistic working environment, pay them the prevailing local wage for similar work and enable them to acquire marketable skills to increase their



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potential for successful rehabilitation and meaningful employment upon release.
The Company currently operates an electronic assembly and manufacturing facility in Texas, a furniture manufacturing plant in California and a motorcycle assembly plant in Florida.

This release contains "forward-looking statements" concerning prospective future events. U.S. Technologies cautions that actual developments may differ materially from prospective future events. There can be no assurance that the conditions necessary to completing the E2Enet acquisition or simultaneous financing efforts will be satisfied, or that any of these or other described events will occur. The Company's assets and operations, including results of operations, would be affected materially by either occurrence of such events or their failure to occur.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS.

          Exhibits

          2.1     Stock Exchange Agreement, dated February 21, 2000, among
                  U.S. Technologies Inc., E2Enet, Inc. and Certain Stockholders of E2Enet, Inc.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     U.S. TECHNOLOGIES INC.



                                     By: /s/ Gregory Earls
                                        ---------------------------------------
                                         Gregory Earls
                                         Co-Chairman and Co-Chief Executive
                                         Officer


Dated:   February 25, 2000
         Washington, DC



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                               INDEX TO EXHIBITS


Exhibit
Number            Description
-------           -----------

2.1               Stock Exchange Agreement, dated February 21, 2000, among
                  U.S. Technologies Inc., E2Enet, Inc. and Certain
                  Stockholders of E2Enet, Inc.



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